Exhibit 99.1

NEWS RELEASE

Foundation Medicine Announces 2014 Third Quarter Results and Recent Highlights

Continued Commercial Execution, Reimbursement Progress and Updated Guidance

CAMBRIDGE, Mass. – November 5, 2014 - Foundation Medicine, Inc. (NASDAQ:FMI) today reported financial and operating results for the quarter ended September 30, 2014.

•	6,428 clinical tests reported, 149% year-over-year growth

•	Total revenue of $16.4 million, 100% year-over-year growth

•	Revenue from clinical testing of $9.8 million, 122% year-over-year growth

•	Revenue from pharmaceutical partners of $6.7 million, 75% year-over-year growth

•	Secured broad reimbursement coverage for FoundationOne® and FoundationOne® Heme from Priority Health

•	Announced data partnership with Cancer Outcomes Tracking and Analysis (COTA) to capture and analyze comprehensive genomic, clinical outcome, and cost data

•	Knowledgebase of genomic data grew to over 27,000 patient cases

•	Full-year 2014 revenue guidance range increased to $58 to $60 million with clinical test volumes expected to fall within the upper end of initial guidance of 22,000 to 25,000

Foundation Medicine reported total revenue of $16.4 million in the third quarter of 2014, compared to $8.2 million in the third quarter of 2013 and $14.5 million in the second quarter of 2014. Revenue from clinical testing in this year’s third quarter was $9.8 million, compared to $4.4 million in the third quarter of 2013 and $9.4 million in the second quarter of 2014.

The company reported 6,428 clinical tests in the third quarter of 2014, a 149% increase from the same quarter last year and a 9% increase from this year’s second quarter. This number includes 5,392 FoundationOne tests and 1,036 FoundationOne Heme tests. An additional 1,465 tests were reported to pharmaceutical partners.

The company’s knowledgebase of genomic data grew to more than 27,000 patient cases across a wide spectrum of cancers. This knowledgebase is a critical component of the value that Foundation Medicine delivers to the company’s clients and its scale continues to enhance the efficiency and effectiveness of Foundation Medicine’s medical interpretation and reporting capabilities. Further, the data partnership with COTA is expected to support Foundation Medicine’s health economics and molecular information initiatives.

Revenue from pharmaceutical partners of $6.7 million was strong in the third quarter, a 75% increase from the same quarter last year and a 31% increase from this year’s second quarter. This increase in revenue highlights Foundation Medicine’s leading and broadening role within pharmaceutical development.

“We continued to execute operationally and commercially in the third quarter, with further growth in revenue and clinical test volumes. Revenue contribution from our pharmaceutical industry partnerships was particularly strong, which highlights one aspect of our diversified revenue streams,” said Michael Pellini, M.D., president and chief executive officer of

Foundation Medicine. “As our clinical business expands further into the community setting, we are learning more about our clients’ needs and are developing programs to expand access to our testing.”

Total operating expenses for the third quarter of 2014 were $21.9 million, compared with $21.6 million for the second quarter of 2014. Net loss was $13.0 million in the third quarter of 2014, or a $0.46 loss per share. At September 30, 2014, the company held $86.7 million in cash and cash equivalents.

“We are particularly pleased with the updated NCCN guidelines that endorse broad molecular profiling for the vast majority of patients diagnosed with Stage IV Non-Small Cell Lung Cancer, as well as the broad coverage decision we received from Priority Health for our FoundationOne and FoundationOne Heme tests,” said Vincent Miller, M.D., chief medical officer of Foundation Medicine. “These are important steps forward in delivering precision medicine to many more patients with cancer and underscore the rapidly evolving impact of comprehensive genomic profiling in cancer care.”

Recent Enterprise Highlights

•	On October 16, Priority Health became the first health plan in the country to broadly cover FoundationOne and FoundationOne Heme.

•	On October 22, Foundation Medicine announced a collaboration with WuXi PharmaTech to offer comprehensive genomic profiling to biopharmaceutical companies conducting clinical trials in China. Under the terms of the collaboration, Foundation Medicine has licensed and will enable WuXi to perform the laboratory component of Foundation Medicine’s FoundationOne assay at the WuXi Genome Center in Shanghai, the first and only CLIA-certified laboratory in China.

•	On November 3, Foundation Medicine announced a partnership with EmergingMed to offer personalized clinical trial navigation services to help health care providers and their patients who receive FoundationOne or FoundationOne Heme testing. Through this service, patients and their health care providers will receive assistance in identifying and accessing appropriate clinical trials.

•	On November 4, Foundation Medicine announced a data partnership with Cancer Outcomes Tracking and Analysis (COTA) to capture and analyze comprehensive genomic, clinical outcome, and cost data from patients who have been tested with FoundationOne. The resulting dataset is designed to provide health care providers and payers with the supporting clinical outcomes and costs evidence that inform value-based reimbursement decisions and cancer treatment.

2014 Outlook

The company has updated its guidance for 2014, including:

•	Reported clinical tests are expected to fall within the upper end of the company’s initial guidance range of 22,000 to 25,000; and

•	Revenue is expected in the range of $58 to $60 million, updated from the company’s initial guidance of $52 to $58 million

Conference Call and Webcast Details

The company will conduct a conference call today, Wednesday, November 5th at 4:30 p.m. Eastern Time to discuss our financial performance for the third quarter and other business activities, including matters related to future performance. To access the conference call via phone, dial 1-855-420-0652 from the United States and Canada, or dial 1-484-365-2939 internationally, and for either number reference Foundation Medicine and provide the passcode 17231442. Dial in approximately ten minutes prior to the start of the call. The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at investors.foundationmedicine.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company’s website for two weeks following the call.

About Foundation Medicine

Foundation Medicine (NASDAQ: FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company’s clinical assays, FoundationOne for solid tumors and FoundationOne Heme for hematologic malignancies, sarcomas and pediatric cancers, provide a fully informative genomic profile to identify the molecular alterations in a patient’s cancer to help physicians in matching them with relevant targeted therapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® and FoundationOne® are registered trademarks of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the benefits of Foundation Medicine’s knowledgebase of genomic data; the ability of data partnerships to add to the company’s molecular information offerings; the expansion of our business with community oncologists and pharmaceutical partners; the impact of the updated NCCN guidelines on our business; and the number of clinical tests expected to be reported in 2014 and the expected revenue in 2014. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that physicians may not be able to obtain access to relevant targeted therapies and clinical trials matched to molecular alterations identified by FoundationOne or FoundationOne Heme as readily as expected; Foundation Medicine’s test or revenue projections may turn out to be inaccurate because of the preliminary nature of the forecasts; Foundation Medicine’s expectations and beliefs regarding the future conduct and growth of Foundation Medicine’s business and the markets in which it operates; delays or denials in obtaining coverage and reimbursement decisions for FoundationOne, FoundationOne Heme and any subsequent products Foundation Medicine may develop; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Annual Report on Form 10-K for the year ended December 31, 2013, which is on file with the Securities and Exchange Commission, as well as other risks detailed in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

Contacts:

Media - Foundation Medicine	Investors – Foundation Medicine
Dan Budwick, Pure Communications, Inc.	Khaled Habayeb
(973) 271-6085	(617) 418-2283
dan@purecommunicationsinc.com	ir@foundationmedicine.com

- Financial Tables to Follow –

- FOUNDATION MEDICINE, INC.

- Condensed Consolidated Statements of Operations

- (In thousands, except share and per share data)

- (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue	$16,448	$8,208	$42,399	$19,328
Costs and expenses:
Cost of revenue	7,502	2,858	19,412	7,455
Selling and marketing	7,893	3,038	20,753	7,724
General and administrative	6,801	6,448	18,326	14,353
Research and development	7,230	6,988	22,790	18,067

Total costs and expenses	29,426	19,332	81,281	47,599

Loss from operations	(12,978)	(11,124)	(38,882)	(28,271)
Other income (expense):
Interest expense, net	(2)	(61)	(43)	(202)
Other expense, net	—	(1,278)	—	(1,380)

Total other expense, net	(2)	(1,339)	(43)	(1,582)

Net loss	$(12,980)	$(12,463)	$(38,925)	$(29,853)

Accretion of redeemable convertible preferred stock	—	(47)	—	(139)

Net loss applicable to common stockholders	$(12,980)	$(12,510)	$(38,925)	$(29,992)

Net loss per common share applicable to common stockholders, basic and diluted	$(0.46)	$(3.51)	$(1.40)	$(9.50)

Weighted-average common shares outstanding, basic and diluted	28,037,349	3,565,302	27,883,244	3,158,013

- FOUNDATION MEDICINE, INC.

- Condensed Consolidated Balance Sheets

- (In thousands)

- (unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$86,661	$124,293
Accounts receivable	6,011	6,262
Inventory	4,194	1,763
Prepaid expenses and other current assets	1,471	992

Total current assets	98,337	133,310
Property and equipment, net	21,139	22,104
Restricted cash	1,725	1,725
Other assets	375	129

Total assets	$121,576	$157,268

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,548	$7,007
Accrued expenses and other current liabilities	7,147	5,168
Deferred revenue	898	918
Current portion of deferred rent	1,276	1,167
Current portion of notes payable	298	1,499

Total current liabilities	15,167	15,759
Other non-current liabilities	9,752	9,798
Total stockholders’ equity	96,657	131,711

Total liabilities and stockholders’ equity	$121,576	$157,268